UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2004

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street Rockland, Massachusetts		02370
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Severance Agreement

On November 2, 2004, BioSphere Medical, Inc, (“BioSphere “) entered into a Severance Agreement and General Release (the “Severance Agreement”) with Paul A. Looney, BioSphere’s Chief Executive Officer and President. Pursuant to the terms of the Severance Agreement, Mr. Looney’s employment was terminated as of November 2, 2004. Mr. Looney will receive severance compensation equal to: (i) $4,100.18 on November 11, 2004; (ii) $12,300.58 bi-weekly from the date of termination through December 31, 2004; and (iii) a lump sum payment of $319,815.08 on January 1, 2005. Mr. Looney will also receive payments aggregating $2,400 related to life insurance coverage and his 401(k) plan. BioSphere also agreed to pay Mr. Looney’s medical and dental benefits for a period of twelve months after his date of termination.

Employment Agreement

On November 2, 2004, BioSphere entered into an Employment Agreement (the “Employment Agreement”) with Richard J. Faleschini pursuant to which Mr. Faleschini was employed as President and Chief Executive Officer. The term of the Employment Agreement is for an initial period of one year, subject to automatic renewal for additional periods of one year unless either party elects not to renew the agreement. Under the terms of the Employment Agreement, Mr. Faleschini will be paid an annual base salary of $300,000 for the initial term of one year, subject to increases thereafter as may be determined by BioSphere’s Board of Directors. Mr. Faleschini will be entitled to an annual performance bonus in an amount equal to up to 50% of his then-current base salary with a guaranteed minimum bonus of 25% of his current salary for the first calendar year of the agreement.

The Employment Agreement provides that Mr. Faleschini will be granted an option to purchase 500,000 shares of BioSphere common stock pursuant to the terms of BioSphere’s 1997 Stock Incentive Plan, becoming exercisable in equal installments on the first five anniversaries of the date of grant. The Employment Agreement also provides for a grant of an additional option to purchase 100,000 shares of BioSphere common stock pursuant to the terms of BioSphere’s 1997 Stock Incentive Plan, one third of which shares become exercisable on the first anniversary of the date on which revenue from the commercial sale of BioSphere products exceeds $25 million over a continuous 12-month period (the “Revenue Benchmark”), and thereafter the option shall become exercisable in equal thirds on the second and third anniversaries of achievement of the Revenue Benchmark; provided that, if on November 2, 2011 the Revenue Benchmark has not occurred, the option shall become exercisable in full. Each option is exercisable at a price equal to the closing price of BioSphere’s common stock on the NASDAQ Stock Market on the date of grant, which was $2.55. The options have a term of ten years and vest and become exercisable, subject to Mr. Faleschini’s continued employment with BioSphere and the vested portion of such options terminate, if not exercised, 90 days after his employment ends.

The Employment Agreement provides that if BioSphere elects not to renew Mr. Faleschini’s agreement or terminates him without cause, or if Mr. Faleschini resigns for good reason, then BioSphere will continue to pay his salary as in effect at the date of termination and the amount of his annualized bonus for the immediately preceding year, and continue to provide him benefits, until the date 12 months after the date of termination; provided that BioSphere’s obligations to make such payments will immediately terminate if Mr. Faleschini breaches the terms of any non-competition or non-disclosure agreements with BioSphere. The Employment Agreement also provides that for a period of one year after the termination of employment for any reason, Mr. Faleschini will not engage in any business that is competitive with the BioSphere’s embolotherapy business. Additionally, the Employment Agreement sets forth assignment of inventions and nondisclosure covenants in favor of BioSphere.

Executive Retention Agreement

On November 2, 2004, BioSphere entered into an Executive Retention Agreement (the “Executive Retention Agreement”) with Richard J. Faleschini. The Executive Retention Agreement provides that if there is a change in control of BioSphere, as defined in the Executive Retention Agreement, and Mr. Faleschini is terminated without cause within 12 months following the change in control, then (a) Mr. Faleschini will receive an amount equal to the highest annual salary and bonus received by him during the five full fiscal years prior to the change in control, and (b) Mr. Faleschini will continue to receive, for a period of 12 months after termination of employment, benefits comparable to those he was receiving prior to termination provided that if he becomes reemployed and is eligible to receive similar benefits, BioSphere will no longer be required to provide such benefits. Any severance payments made to Mr. Faleschini pursuant to the Executive Retention Agreement will be in lieu of payments to which he may otherwise be entitled under the Employment Agreement.

The Executive Retention Agreement also provides that, pursuant to the terms of BioSphere’s 1997 Stock Incentive Plan, upon a change of control of BioSphere all awards granted to Mr. Faleschini shall become exercisable in full.

Item 1.02. Termination of a Material Definitive Agreement

On November 2, 2004, Paul Looney relinquished his responsibilities as BioSphere’s Chief Executive Officer and President. Pursuant to Mr. Looney’s resignation, the Employment Agreement between BioSphere and Mr. Looney, dated March 25, 2004, and the Executive Retention Agreement between BioSphere and Mr. Looney, dated March 25, 2004, were terminated.

Mr. Looney’s Employment Agreements provided for a severance payment in the event of an involuntary termination of Mr. Looney by the Company, in a lump sum amount equal to his then current annual salary and the amount of the annual bonus paid to him, if any, the fiscal year preceding the date of termination, as well as continued benefits for one year. Mr. Looney’s Employment Agreements also provided that for a period of one year after the termination of employment for any reason, Mr. Looney would not engage in any business that is competitive with the Company’s embolotherapy business.

Mr. Looney’s Executive Retention Agreement provided that if there was a change in control of the Company, as defined in the agreement, and Mr. Looney was terminated without cause or he resigned for good reason within 12 months following the change of control, then (a) Mr. Looney would receive an amount equal to two times the highest annual salary and bonus received by Mr. Looney during the five full fiscal years prior to the change in control, (b) Mr. Looney would continue to receive, for a period of 24 months, benefits comparable to those he was receiving immediately prior to the change in control, provided that if he became reemployed and was eligible to receive similar benefits, the Company would no longer be required to provide such benefits, and (c) all vested stock options held by him would be exercisable for a period of 36 months. Any severance payments made to Mr. Looney pursuant to his Executive Retention Agreement would be in lieu of payments to which he might otherwise have been entitled under his Employment Agreement.

Additional information regarding Mr. Looney’s termination and the termination of his Employment Agreement and his Executive Retention Agreement is incorporated herein by reference to “Item 1.01 – Entry Into a Material Definitive Agreement – Severance Agreement” and “Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” of this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 3, 2004, BioSphere announced that it had appointed Richard J. Faleschini, age 57, to serve as BioSphere’s Chief Executive Officer and President, effective as of November 2, 2004. Mr. Faleschini will serve as BioSphere’s principal executive officer. On November 3, 2004, BioSphere also announced that Paul Looney was relinquishing his responsibilities as BioSphere’s Chief Executive Officer and President, effective November 2, 2004. Mr. Looney will continue to serve as Chairman of BioSphere’s Board of Directors.

Prior to joining BioSphere, Mr. Faleschini served from 2003 to 2004 as Vice President and General Manager of American Medical Systems Gynecology, a business unit of American Medical Systems, a supplier of medical devices to physicians specializing in the treatment of urological and gynecological disorders. From 1999 to 2003, Mr. Faleschini served as Vice President, Marketing and Sales at American Medical Systems.

Additional information regarding the terms of Mr. Faleschini’s Employment Agreement are incorporated herein by reference to “Item 1.01 – Entry into a Material Definitive Agreement – Employment Agreement” of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

The information in this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2004	BIOSPHERE MEDICAL, INC.

	By:	/S/ MARTIN J. JOYCE
Martin J. Joyce
Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement and General Release between BioSphere Medical, Inc. and Paul Looney, effective November 2, 2004

10.2	Employment Agreement between BioSphere Medical, Inc. and Richard J. Faleschini, dated November 2, 2004

10.3	Executive Retention Agreement between BioSphere Medical, Inc. and Richard J. Faleschini, dated November 2, 2004

99.1	Press release of BioSphere Medical, Inc. dated November 3, 2004